Exhibit 4.5(a)

AMENDMENT NO. 1
TO
AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN

This Amendment No. 1 to the Amended and Restated 1996 Employee Stock Purchase Plan is made by United Western Bancorp, Inc., a Colorado corporation (the “Company”).

WHEREAS, the Company has adopted the Amended and Restated 1996 Employee Stock Purchase Plan for United Western Bancorp, Inc. (the “Plan”); and

WHEREAS, the Company now desires to amend the Plan to provide that the number of shares subject to the Plan is increased to 800,000 from 400,000; and

NOW, THEREFORE, the Plan is hereby amended as follows:

A.           The figure of 400,000 in Section 3(a) of the current Plan is hereby replaced by the figure of 800,000.

B.           This Amendment is effective as of July 30, 2010. In all other respects the Current Plan shall remain in effect.

IN WITNESS WHEREOF, this Amendment is adopted this 30th day of July, 2010.

UNITED WESTERN BANCORP, INC.

By: /s/ Michael J. McCloskey
Name: Michael J. McCloskey
Title: Executive Vice President and Chief Operating Officer